Exhibit (j)(6)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Access One Trust of our report dated February 24, 2021, relating to the financial statements and financial highlights, which appears in Access VP High Yield Fund’s Annual Report on Form N-CSR for the year ended December 31, 2020.  We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

April 21, 2021